Astec Industries, Inc.
1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

News Release

ASTEC INDUSTRIES REPORTS FOURTH QUARTER AND 2016 RESULTS

CHATTANOOGA, Tenn. (February 21, 2017) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2016.

Net sales for the fourth quarter of 2016 were $326.6 million compared to $215.0 million for the fourth quarter of 2015, a 52% increase.  Earnings for the fourth quarter of 2016 were $12.4 million or $0.53 per diluted share compared to $3.6 million or $0.16 per diluted share in the fourth quarter of 2015, an increase in earnings per share of 231%.

Domestic sales increased 65% to $265.0 million for the fourth quarter of 2016 from $160.3 million for the fourth quarter of 2015.  International sales increased 13% to $61.6 million for the fourth quarter of 2016 from $54.7 million for the fourth quarter of 2015.

Net sales for 2016 were $1.147 billion compared to $983.2 million for 2015, a 17% increase.  Earnings for 2016 were $55.2 million or $2.38 per diluted share compared to $32.8 million or $1.42 per diluted share for 2015, a 68% increase in earnings per share.

Domestic sales increased 30% to $941.3 million for 2016 from $722.3 million for 2015.  International sales were $206.2 million for 2016 compared to $260.9 million for 2015, a 21% decrease.

The Company's domestic backlog increased 13% to $294.8 million at December 31, 2016 from $261.8 million at December 31, 2015.  The international backlog at December 31, 2016 was $62.6 million compared to $54.1 million at December 31, 2015, an increase of 16%.  Total backlog increased 13% to a year-end record of $357.4 million at December 31, 2016 from $315.9 million at December 31, 2015.

Consolidated financial information for the quarter and year ended December 31, 2016 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly and annual results, Benjamin G. Brock, Chief Executive Officer, stated "We were pleased with our results for the fourth quarter and for the year.  We were able to grow revenues and net income both quarter over quarter and year over year.  At the same time, we were able to grow our backlog at December 31, 2016 to $357.4 million, a December record."

Mr. Brock continued, "The domestic market was strong for our Infrastructure Group's products targeted at the road construction industry and the group also recognized better than expected wood pellet plant revenues.  Our Aggregate and Mining group started to see an improvement in the domestic market for products targeted at traditional rock quarries while the mining market continued to be slow.  Our Energy Group products targeted at specialized industrial markets saw an increase during the quarter, while we experienced a slight increase in quote and order activity in the oil and gas markets."

Mr. Brock concluded, "Given these positive developments, and our order activity in January, we are optimistic about 2017.  Our backlog at January 31, 2017 was $386.3 million, a record high for January.  Some of these orders are for new equipment designs that have the potential to carry lower margin and/or higher than normal warranty expense in the first half of this year.  However, the introduction of new products is essential for our future.  While the increase in order activity is a good sign for the year ahead, we still face significant challenges on U.S. exports given the continued strength of the U.S. dollar."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on February 21, 2017, at 10:00 A.M. Eastern Time to review its December 31, 2016 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 7, 2017 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Replay ID# 10240.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction, production and combustion of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from low oil prices, the global mining slow down, the strong U.S. Dollar, and the impact of a long-term highway bill in the United States.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2015.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	Dec 31	Dec 31
	2016	2015
Assets
Current assets
Cash and cash equivalents	$82,371	$25,062
Investments	1,024	1,539
Receivables, net	110,673	101,997
Inventories	360,404	384,776
Prepaid expenses and other	22,361	28,423
Total current assets	576,833	541,797
Property and equipment, net	180,538	170,206
Other assets	86,230	65,350
Total assets	$843,601	$777,353
Liabilities and equity
Current liabilities
Accounts payable - trade	$57,297	$48,385
Other current liabilities	111,564	93,627
Total current liabilities	168,861	142,012
Non-current liabilities	25,899	25,483
Total equity	648,841	609,858
Total liabilities and equity	$843,601	$777,353

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended Dec 31		Twelve Months Ended Dec 31
	2016	2015	2016	2015
Net sales	$326,563	$215,017	$1,147,431	$983,157
Cost of sales	262,091	169,590	882,162	764,314
Gross profit	64,472	45,427	265,269	218,843
Selling, general, administrative & engineering expenses	45,398	40,722	178,115	168,856
Income from operations	19,074	4,705	87,154	49,987
Interest expense	338	389	1,395	1,611
Other	63	1,216	1,507	4,428
Income before income taxes	18,799	5,532	87,266	52,804
Income taxes	6,413	1,937	32,107	20,007
Net income attributable to controlling interest	$12,386	$3,595	$55,159	$32,797

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.54	$0.16	$2.40	$1.43
Diluted	$0.53	$0.16	$2.38	$1.42

Weighted average common shares outstanding
Basic	23,002	22,947	22,992	22,934
Diluted	23,154	23,124	23,142	23,120

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	$194,090	$82,367	$50,106	$-	$326,563
2015 Revenues	91,969	85,023	38,025	-	215,017
Change $	102,121	(2,656)	12,081	-	111,546
Change %	111.0%	(3.1%)	31.8%	-	51.9%

2016 Gross Profit	34,498	19,128	10,752	94	64,472
2016 Gross Profit %	17.8%	23.2%	21.5%	-	19.7%
2015 Gross Profit	18,672	19,319	6,831	605	45,427
2015 Gross Profit %	20.3%	22.7%	18.0%	-	21.1%
Change	15,826	(191)	3,921	(511)	19,045

2016 Profit (Loss)	20,088	6,742	908	(15,247)	12,491
2015 Profit (Loss)	4,418	5,249	804	(7,470)	3,001
Change $	15,670	1,493	104	(7,777)	9,490
Change %	354.7%	28.4%	12.9%	(104.1%)	316.2%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2016	2015	Change $
Total profit for all segments	$12,491	$3,001	$9,490
Recapture (elimination) of intersegment profit	(157)	432	(589)
Net loss attributable to non-controlling interest	52	162	(110)
Net income attributable to controlling interest	$12,386	$3,595	$8,791

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	$608,908	$359,760	$178,763	$-	$1,147,431
2015 Revenues	428,737	370,813	183,607	-	983,157
Change $	180,171	(11,053)	(4,844)	-	164,274
Change %	42.0%	(3.0%)	(2.6%)	-	16.7%

2016 Gross Profit	135,848	91,352	37,820	249	265,269
2016 Gross Profit %	22.3%	25.4%	21.2%	-	23.1%
2015 Gross Profit	92,964	89,501	35,743	635	218,843
2015 Gross Profit %	21.7%	24.1%	19.5%	-	22.3%
Change	42,884	1,851	2,077	(386)	46,426

2016 Profit (Loss)	71,482	34,877	4,145	(55,992)	54,512
2015 Profit (Loss)	33,890	30,690	3,609	(36,623)	31,566
Change $	37,592	4,187	536	(19,369)	22,946
Change %	110.9%	13.6%	14.9%	(52.9%)	72.7%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2016	2015	Change $
Total profit for all segments	$54,512	$31,566	$22,946
Recapture of intersegment profit	476	400	76
Net loss attributable to non-controlling interest	171	831	(660)
Net income attributable to controlling interest	$55,159	$32,797	$22,362

Astec Industries, Inc.
Backlog by Segment
December 31, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2016 Backlog	$232,224	$88,951	$36,192	$357,367
2015 Backlog	203,830	74,484	37,596	315,910
Change $	28,394	14,467	(1,404)	41,457
Change %	13.9%	19.4%	(3.7%)	13.1%